EXHIBIT 2.1

EXECUTION COPY
WAIVER AND THIRD AMENDMENT TO STOCK PURCHASE AGREEMENT
          This Waiver and Amendment (this “Waiver and Amendment”) is made and entered into as of March 3, 2006, by and among OPEN SOLUTIONS INC., a Delaware corporation (the “Purchaser Parent”), HUSKY ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of the Purchaser Parent (the “Purchaser”), THE BISYS GROUP, INC., a Delaware corporation (the “Seller Parent”), and BISYS INC., a Delaware corporation and a wholly-owned subsidiary of the Seller Parent (the “Seller”).
RECITALS
          WHEREAS, the Purchaser Parent, the Purchaser, the Seller Parent and the Seller entered into that certain Stock Purchase Agreement (the “Purchase Agreement”), made and entered as of September 15, 2005, as amended on December 15, 2005 and as further amended on February 28, 2006;
          WHEREAS, pursuant to Section 2.03(b) of the Purchase Agreement, the Seller is required to deliver to the Purchaser the Restatement Adjustment Certificate within ten (10) days after the public announcement by the Seller Parent of the completion of the Restatement, but in no event later than fifteen (15) days prior to the Closing Date;
          WHEREAS, pursuant to Section 5.19 of the Purchase Agreement, the Seller Parent is required to deliver to the Purchaser Parent true and complete copies of certain interim unaudited consolidated financial statements of the Company and the Subsidiaries as specified in said Section 5.19 (the “Interim Financial Statements”);
          WHEREAS, prior to the date hereof, the Seller Parent has delivered to the Purchaser Parent true and complete copies of: (a) the unaudited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2005 and the unaudited consolidated statement of income of the Company and the Subsidiaries for the quarterly period then ended, such financial statements giving effect to the Carve-Out Restatement; and (b) the unaudited consolidated balance sheet of the Company and the Subsidiaries as of September 30, 2005 and the unaudited consolidated statement of income of the Company and the Subsidiaries for the quarterly period then ended, such financial statements giving effect to the Carve-Out Restatement; and (c) the unaudited balance sheets of BISYS Information Solutions L.P. (“BIS LP”) and BISYS Document Solutions LLC (“DSLLC”) as of the end of each of the months of September 2005 through November 2005 and the unaudited statements of income of BIS LP and DSLLC for each of the monthly periods then ended, which monthly financial statements do not give effect to the Carve-Out Restatement; and (d) the unaudited consolidated balance sheet of the Company and the Subsidiaries as of January 31, 2006 and the unaudited consolidated statement of income of the Company and its Subsidiaries for the monthly period then ended, such financial statements giving effect to the Carve-Out Restatement;
          WHEREAS, the Seller Parent has not delivered to the Purchaser Parent monthly unaudited consolidated financial statements of the Company and the Subsidiaries for any monthly period from June 2005 through December 2005;

           WHEREAS, at the time that the Purchase Agreement was entered into, the Seller and the Seller Parent anticipated that the Restatement would be completed and announced in sufficient time to enable the Seller and the Seller Parent to deliver the Restatement Adjustment Certificate and the Interim Financial Statements, giving effect to the Restatement, within the time periods provided for in the Purchase Agreement;
          WHEREAS, on February 15, 2006 the Seller and the Seller Parent delivered to the Purchaser Parent the Restatement Adjustment Certificate;
          WHEREAS, the Seller and the Seller Parent were unable to meet the requirements set forth in the Purchase Agreement for the delivery of the Restatement Adjustment Certificate and certain of the Interim Financial Statements; and
          WHEREAS, the parties hereto desire to amend, among other things, Sections 2.03(b) and (c) of the Purchase Agreement to reflect the Restatement being completed by the Seller Parent after the delivery of the Restatement Adjustment Certificate.
AGREEMENT
          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
          1. Definitions
          All capitalized terms used but not elsewhere defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.
          2. Waiver
          The Seller and the Seller Parent hereby request, and the Purchaser and the Purchaser Parent hereby agree, pursuant to Section 10.07 of the Purchase Agreement, that the Purchaser and the Purchaser Parent hereby waive the requirement of the delivery within the time periods specified in Section 5.19 of the Purchase Agreement of: (i) the Restatement Adjustment Certificate; (ii) the unaudited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2005 and the unaudited consolidated statement of income of the Company and the Subsidiaries for the quarterly period then ended, such financial statements giving effect to the Restatement; (iii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2005 and the unaudited consolidated statement of income of the Company and its Subsidiaries for the quarterly period then ended, such financial statements giving effect to the Restatement; (iv) the unaudited balance sheet of the Company as of January 31, 2006 and the unaudited consolidated statement of income of the Company and its Subsidiaries for the monthly period then ended, such financial statements giving effect to the Restatement; and (v) monthly unaudited consolidated financial statements of the Company and the Subsidiaries for each of the monthly periods of June 2005 through and including December 2005, provided, however, that as soon as practicable after the Closing the Seller Parent shall deliver to the Purchaser Parent an unaudited consolidated statement of revenues and expenses of the Company and the Subsidiaries for each of the monthly periods ending on the last day of the months of January 2005 through and including December 2005, each such monthly statement including depreciation and amortization, together with a separate statement setting forth pro rata on a line-item-by-line-item basis with respect to each such monthly statement the Restatement adjustments for the quarter in which such month is included.
          3. Amendment to Section 1.01(b) of the Purchase Agreement
          “Section 1.01(b) of the Purchase Agreement is amended and replaced in its entirety by the following:
          Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
“Affiliate Contracts”	3.17(b)
“Aggregate Change in EBITDA”	2.03(b)(i)(A)
“Aggregate Change in Final EBITDA”	2.03(b)(ii(A)
“Agreement”	Preamble
“Average Change in EBITDA”	2.03(b)(i)(B)
“Average Change in Final EBITDA”	2.03(b)(ii)(B)
“Base Consideration”	2.02
“Basket”	8.03(a)
“BISYS Marks”	5.17(c)
“Business”	Recitals
“Cap”	8.03(b)
“Carve-Out Restatement”	2.03(b)
“Closing Date Balance Sheet”	2.03(d)(i)
“Closing Date Net Working Capital Statement”	2.03(d)(i)
“Company”	Recitals
“Company Contracts”	3.17(a)
“Company Intellectual Property”	3.10(c)
“Competitive Activities”	5.15(a)
“EBITDA”	2.03(b)(i)
“Estimated Closing Date Balance Sheet”	2.03(a)(i)
“Estimated Closing Date Net Working Capital”	2.03(a)(i)
“Estimated Closing Date Net Working Capital Statement”	2.03(a)(i)
“Estimated Purchase Price”	2.03(c)
“Final Closing Date Net Working Capital”	2.03(d)(ii)
“Final Closing Date Net Working Capital Statement”	2.03(d)(ii)
“Final EBITDA”	2.03(b)(ii)
“Final Restatement Adjustment”	2.03(b)(ii)(D)
“Final Restatement Adjustment Certificate”	2.03(b)(ii)
“Five Year Period”	2.03(b)(i)
“Insurance Policies”	3.20
“IP Licenses”	3.10(b)
“Issuer”	5.02(e)
“Minimum Claim Amount”	8.03(a)

Term	Section
“Neutral Accountant”	2.03(d)(ii)
“Objection Notice”	2.03(d)(ii)
“PBGC”	3.12(e)
“Permitted Goods and Services”	5.15(a)
“Phase-Out Period”	5.17(c)
“Property Leases”	3.13(b)
“Purchase Price”	2.02
“Purchaser”	Preamble
“Purchaser Indemnified Parties”	8.01
“Purchaser Parent”	Preamble
“Purchaser Plans”	5.08(c)
“SEC”	5.02(e)
“Restatement”	2.03(b)
“Restatement Adjustment”	2.03(b)(i)(D)
“Restatement Adjustment Certificate”	2.03(b)(i)
“Section 338(h)(10) Election”	6.03
“Seller”	Preamble
“Seller Indemnified Parties”	8.02
“Seller Parent”	Preamble
“Shared Assets and Services”	5.17(a)
“Shares”	Recitals
“Straddle Period”	6.01(a)
“Three Year Period”	2.03(b)(i)
“Transferred Employee”	5.08(a)
“Transition Services Agreement”	2.04(d)
“Wachovia Commitment”	4.05
“Warranty Claims”	3.30”
          4. Amendment to Section 2.03(b) of the Purchase Agreement
          Section 2.03(b) of the Purchase Agreement is amended and replaced in its entirety by the following:
          “Restatement Adjustment. The parties hereto acknowledge that the Seller Parent has publicly announced that it shall restate certain of its historical consolidated financial statements (the “Restatement”). The parties hereto further acknowledge that the Restatement is expected to affect the historical results of operations of the “Information Services Segment” of the Seller Parent, which is solely comprised of the Seller, the Company and the Subsidiaries, and is further expected to affect the results of operations of the Company and the Subsidiaries for fiscal years ending after the Closing Date. The parties hereto further acknowledge that the Seller Parent shall restate certain historical consolidated financial statements of the Seller, the Company and the Subsidiaries prior to the Closing Date (the “Carve-Out Restatement”).
          (i) In no event later than ten (10) days prior to the Closing Date, the Seller shall have delivered to the Purchaser a certificate (the “Restatement Adjustment Certificate”) signed by the Chief Financial Officer of the Seller Parent, setting forth in reasonable detail (i) a calculation of the amount of (x) the actual average change, if any, in the consolidated earnings before interest, tax, depreciation and amortization of the Company and the Subsidiaries (“EBITDA”) over the twelve-month periods ending June 30, 2003, June 30, 2004 and June 30, 2005 (collectively, the “Three Year Period”) and (y) the projected average change, if any, in EBITDA over the twelve-month periods ending June 30, 2006 and June 30, 2007 (collectively and together with the Three Year Period, the “Five Year Period”) which shall result from the Carve-Out Restatement based solely on facts and circumstances known to Seller Parent as of the date of the Carve-Out Restatement. The Restatement Adjustment Certificate shall have been prepared in good faith by the Seller and shall be in form and substance reasonably satisfactory to the Purchaser, and if the Purchaser has any disagreement with the Restatement Adjustment Certificate, the Purchaser shall notify the Seller in writing of any such disagreement and the Seller and the Purchaser shall use good faith efforts to resolve any such disagreement within three (3) Business Days of the Purchaser so notifying the Seller. During the period preceding and following the delivery of the Restatement Adjustment Certificate, to the extent reasonably necessary, the Seller Parent and the Seller shall, and shall cause the Company, the Subsidiaries and any other Affiliates of the Seller Parent to, (A) provide the Purchaser Parent and the Purchaser and the Purchaser Parent’s and the Purchaser’s authorized representatives with reasonable access to the financial books and records of the Company and the Subsidiaries, (B) provide the Purchaser Parent and the Purchaser as promptly as practicable with financial information for the Company and the Subsidiaries for the Five Year Period, and (C) cooperate fully with the Purchaser Parent and the Purchaser and the Purchaser Parent’s and the Purchaser’s authorized representatives in connection with their review of such information. Such actual and projected average change in EBITDA over the Five Year Period and the adjustment to the Base Consideration related thereto shall be calculated as follows:
     (A) the actual and projected increase or decrease in EBITDA for each of the years in the Five Year Period shall be added, and adjusted to exclude any increase or decrease in EBITDA for the twelve (12) month period ended June 30, 2005 not related to any changes in the timing of deferred revenue and accrued liabilities with respect to existing lease obligations. The sum of such addition and adjustment shall be the “Aggregate Change in EBITDA”;
     (B) the Aggregate Change in EBITDA shall be divided by a factor of 5, and the quotient of such division plus the effect, if any, of any increase or decrease in EBITDA for the twelve (12) month period ended June 30, 2005 not related to any changes in the timing of deferred revenue and accrued liabilities with respect to existing lease obligations shall be the “Average Change in EBITDA”;
     (C) if the Average Change in EBITDA is 0 or a positive number or a negative number not greater than ($500,000), there shall be no adjustment to the Base Consideration; and
     (D) if the Average Change in EBITDA is a negative number greater than ($500,000), the amount of the Average Change in EBITDA, expressed as a positive number, shall be multiplied by a factor of 8. The product of such multiplication shall constitute the “Restatement Adjustment”, and the Base Consideration shall be reduced by the amount of the Restatement Adjustment; provided, however, that the amount of the Restatement Adjustment shall not be greater than $15,000,000.
          (ii) Within ten (10) days after the public announcement by the Seller Parent of the completion of the Restatement, the Seller shall deliver to the Purchaser a certificate (the “Final Restatement Adjustment Certificate”) signed by the Chief Financial Officer of the Seller Parent, setting forth in reasonable detail (i) a calculation of the amount of (x) the actual average change, if any, in the consolidated earnings before interest, tax, depreciation and amortization of the Company and the Subsidiaries (“Final EBITDA”) over the Three Year Period and (y) the projected average change, if any, in Final EBITDA over the twelve-month periods ending June 30, 2006 and June 30, 2007 which shall result from the Restatement based solely on facts and circumstances known to Seller Parent as of the date of the Restatement. The Final Restatement Adjustment Certificate shall be prepared in good faith by the Seller and shall be in form and substance reasonably satisfactory to the Purchaser, and if the Purchaser has any disagreement with the Final Restatement Adjustment Certificate, the Purchaser shall notify the Seller in writing of any such disagreement and the Seller and the Purchaser shall use good faith efforts to resolve any such disagreement within three (3) Business Days of the Purchaser so notifying the Seller. During the period preceding and following the delivery of the Final Restatement Adjustment Certificate, to the extent reasonably necessary, the Seller Parent and the Seller shall, and shall cause the Company, the Subsidiaries and any other Affiliates of the Seller Parent to, (A) provide the Purchaser Parent and the Purchaser and the Purchaser Parent’s and the Purchaser’s authorized representatives with reasonable access to the financial books and records of the Company and the Subsidiaries, (B) provide the Purchaser Parent and the Purchaser as promptly as practicable with financial information for the Company and the Subsidiaries for the Five Year Period, and (C) cooperate fully with the Purchaser Parent and the Purchaser and the Purchaser Parent’s and the Purchaser’s authorized representatives in connection with their review of such information. Such actual and projected average change in Final EBITDA over the Five Year Period and the post-Closing adjustment to the Base Consideration related thereto shall be calculated as follows:
     (A) the actual and projected increase or decrease in Final EBITDA for each of the years in the Five Year Period shall be added, and adjusted to exclude any increase or decrease in Final EBITDA for the twelve (12) month period ended June 30, 2005 not related to any changes in the timing of deferred revenue and accrued liabilities with respect to existing lease obligations. The sum of such addition and adjustment shall be the “Aggregate Change in Final EBITDA”;
     (B) the Aggregate Change in Final EBITDA shall be divided by a factor of 5, and the quotient of such division plus the effect, if any, of any increase or decrease in Final EBITDA for the twelve (12) month period ended June 30, 2005 not related to any changes in the timing of deferred revenue and accrued liabilities with respect to existing lease obligations shall be the “Average Change in Final EBITDA”;
     (C) if the Average Change in Final EBITDA is 0 or a positive number or a negative number not greater than ($500,000), there shall be no adjustment to the Base Consideration; and

     (D) if the Average Change in Final EBITDA is a negative number greater than ($500,000), the amount of the Average Change in Final EBITDA, expressed as a positive number, shall be multiplied by a factor of 8. The product of such multiplication shall constitute the “Final Restatement Adjustment,” and the Base Consideration shall be reduced by the amount of the Final Restatement Adjustment.
          (iii) If (A) the Average Change in Final EBITDA is 0 or a positive number or a negative number not greater than ($500,000), then the Purchaser shall promptly deliver to the Seller cash in an amount equal to the amount of the Restatement Adjustment, if any, by wire transfer of immediately available funds to an account designated by the Seller by notice to the Purchaser no later than the Business Day immediately preceding the date of payment under this clause (A) of Section 2.03(b)(iii) , (B) if the Average Change in Final EBITDA is a negative number greater than ($500,000) and the absolute value of the Final Restatement Adjustment is greater than the Restatement Adjustment, then the Seller shall promptly deliver to the Purchaser cash in an amount equal to the amount by which the absolute value of the Final Restatement Adjustment is greater than the value of the Restatement Adjustment, plus interest on such amount at the Federal Funds Rate from the Closing Date through the date of payment, by wire transfer of immediately available funds to an account designated by the Purchaser by notice to the Seller no later than the Business Day immediately preceding the date of payment under this clause (B) of Section 2.03(b)(iii) or (C) if the Average Change in Final EBITDA is a negative number greater than ($500,000) and the absolute value of the Final Restatement Adjustment is less than the Restatement Adjustment, then the Purchaser shall promptly deliver to the Seller cash in an amount equal to the amount by which the absolute value of the Final Restatement Adjustment is less than the value of the Restatement Adjustment by wire transfer of immediately available funds to an account designated by the Seller by notice to the Purchaser no later than the Business Day immediately preceding the date of payment under this clause (C) of Section 2.03(b)(iii).
For the avoidance of doubt, nothing in this Section 2.03(b) shall effect the Balance Sheet in any manner.”
          5. Amendment to Section 2.03(c) of the Purchase Agreement
          Section 2.03(c) of the Purchase Agreement is amended and replaced in its entirety by the following:
          “Adjustment to Estimated Purchase Price. The Base Consideration, as it may be adjusted pursuant to Section 2.03(a) and Section 2.03(b)(i) shall be the “Estimated Purchase Price,” which Estimated Purchase Price shall be payable to the Seller at the Closing in accordance with Section 2.04.”
          6. References
          Each reference in the Purchase Agreement to “this Agreement”, “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to the Purchase Agreement as a whole (including all Schedules thereto) as amended by this Waiver and Amendment.

          7. Section Headings and Captions
          The Section headings and the captions of the Articles in this Waiver and Amendment are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of this Agreement.
          8. Counterparts; Third Party Beneficiaries
          This Waiver and Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if such signatures were upon the same instrument. A facsimile or photocopied signature (which may be delivered by facsimile) shall be deemed to be the functional equivalent of an original for all purposes. This Waiver and Amendment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. No provision of this Waiver and Amendment is intended to confer and shall not confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies.
          9. Applicable Law
          This Waiver and Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made to be performed therein.
          10. Severability
          If this Waiver and Amendment, or any of its provisions, or the performance of any provision, is found to be illegal or unenforceable, the parties shall be excused from the performance of such portions of this Waiver and Amendment as shall be found to be illegal or unenforceable without affecting the validity of the remaining provisions of this Waiver and Amendment; provided, however, that the remaining provisions of this Waiver and Amendment shall in their totality constitute a commercially reasonable agreement.
          11. No Further Effect
          Except as explicitly amended or otherwise modified by this Waiver and Amendment, the Purchase Agreement shall remain in full force and effect in accordance with its terms.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties have duly executed and delivered this Waiver and Amendment as of the day and year first above written.

OPEN SOLUTIONS INC.
By:	/s/ Kenneth J. Saunders
	Name:	Kenneth J. Saunders
	Title:	Executive Vice President and Chief Financial Officer

HUSKY ACQUISITION CORPORATION
By:	/s/ Kenneth J. Saunders
	Name:	Kenneth J. Saunders
	Title:	Treasurer

THE BISYS GROUP, INC.
By:	/s/ Bruce D. Dalziel
	Name:	Bruce D. Dalziel
	Title:	EVP & CFO

BISYS INC.
By:	/s/ Bruce D. Dalziel
	Name:	Bruce D. Dalziel
	Title:	EVP